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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Motorola, Inc.:

     We consent to incorporation by reference in the registration statement on Form S-3 of Motorola, Inc. of our reports dated January 13, 1999, except as to
Note 8, which is as of March 1, 1999, relating to the consolidated balance sheets of Motorola, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 1998, which reports appear in or are incorporated by reference in the annual report on Form 10-K of Motorola, Inc. for the year ended December 31, 1998.




Chicago, Illinois
April 8, 1999